Exhibit 99.1

     AMCOL International (NYSE: ACO) Reports 23 Percent Increase in Diluted
                Earnings Per Share Over Prior Year Third Quarter

    ARLINGTON HEIGHTS, Ill., Oct. 18 /PRNewswire-FirstCall/ -- AMCOL International Corp. (NYSE: ACO) today reported that third quarter net income was $8.3 million, or $0.27 per diluted share, compared with $6.6 million, or $.22 per diluted share, in the prior year quarter. The 2004 third quarter, as compared with the prior year's third quarter, was positively impacted by approximately $0.02 per diluted share due to a lower effective income tax rate. AMCOL reported net sales of $121.5 million for the quarter ended September 30, 2004, compared to $99.5 million for the same period in 2003. Operating profit grew to $11.6 million compared with $9.9 million in the prior-year period.
    For the nine-month period ended September 30, 2004, net income was $21.1 million, or $0.69 per diluted share, compared with $15.3 million, or $.51 per diluted share, in the prior-year period. Net sales for the nine-month period were $340.5 million compared to $272.2 million in the prior-year period. Operating profit was $30.0 million compared with $22.5 million for the 2003 period.
    Larry Washow, president and chief executive officer, said, "Earnings in the third quarter were held back by adverse weather conditions in the Southeastern United States. While these circumstances affected the performance in a number of environmental markets, the business prospects going forward are quite positive."
    Washow continued, "Even after considering the impact weather has had on earnings, AMCOL is delivering on its plans of improved profitability and top-line growth-posting a 25 percent increase in year-over-year nine-month revenues. Results for our minerals segment were the bright spot for the third quarter, in part related to the continued strong business levels in metalcasting despite the announced slow-down in U.S. automotive production."
    Washow added, "We are also making measurable progress building a broader customer base and moving toward revenue mixes which we expect will drive long-term growth in our Specialty Minerals Group."
    Washow noted that AMCOL has recently completed the purchase of a plant in Cartersville, Ga. from Unilever for $4.1 million. The plant will be used initially for consolidation of several environmental operations in the Southeastern U.S.

    SEGMENT DISCUSSIONS

    Minerals
    The minerals segment, which accounted for approximately 55 percent of consolidated net sales for the 2004 third quarter, reported a net sales increase of approximately 22 percent, and approximately a 34 percent increase in operating profit over the prior-year period. In year-over-year comparisons for the first nine months, net sales increased approximately 24 percent, while operating profit increased approximately 41 percent.

    Environmental
    The Company's environmental segment, which accounted for approximately 39 percent of AMCOL's net sales for the third quarter 2004, registered approximately a 3 percent decrease in operating profit on approximately a 25 percent increase in net sales as compared with the third quarter of the previous year. For the nine-months ended September 30, 2004, operating profit increased approximately 9 percent while net sales increased approximately 30 percent from the prior-year period.

    Transportation
    AMCOL's transportation segment accounted for approximately 9 percent of the Company's net sales, including inter-segment shipping revenue, for the current year third quarter. The segment reported approximately a 10 percent increase in operating profit, and approximately a 6 percent increase in net sales in year-over-year comparisons for the third quarter. For the nine-month period ended September 30, 2004, the segment reported a net sales increase of approximately 6 percent, and an increase in operating profit of approximately 9 percent from the prior-year period.

    FINANCIAL OVERVIEW
    Long-term debt amounted to $29.8 million at September 30, 2004 compared to $9.0 at December 31, 2003. Debt represented 13 percent of total capitalization at September 30, 2004, compared to 5 percent at December 31, 2003. The increase in debt relates to acquisitions and increases in working capital. Cash and cash equivalents were $12.9 million at September 30, 2004, compared with $13.5 million at the end of 2003.
    The weighted average number of common and common equivalent shares outstanding at September 30, 2004 was 30.8 million compared to approximately
29.8 million at the end of the prior year. Weighted average common and common equivalent shares outstanding remained the same and increased three percent for the quarter and nine months ended September 30, 2004, respectively.
    AMCOL's financial condition at September 30, 2004 included working capital of approximately $116.2 million and a current ratio of 3.0-to-1, compared to approximately $91.9 million and a current ratio of 3.0-to-1 at December 31, 2003. Accounts receivable increased to $88.3 million at September 30, 2004 compared with $61.0 million at December 31, 2003. This increase is commensurate with growth in sales and acquisitions.
    AMCOL did not repurchase any Company stock in the third quarter of 2004. Through the first nine months of 2004, AMCOL repurchased 183,400 shares of its common stock at an aggregate cost of approximately $2.9 million, or an average price of $15.70 per share. The Board of Directors approved a stock repurchase authorization of $10 million at its meeting held May 13, 2004, all of which remains available for stock repurchases as of this date.

    This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission.

    AMCOL International Corporation, headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri-co Carriers, Inc. and Nationwide Freight Service, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO.
    AMCOL will hold an audio Webcast at 11 a.m. EDT today with Larry Washow, Gary Castagna and Jennifer Melsheimer to discuss additional details regarding the Company's performance for the quarter and other forward-looking information. The session may be accessed at http://www.amcol.com . The Webcast will be available for replay through the close of business on Friday, Oct. 29, 2004, at which time a transcript of the Webcast will be posted on the AMCOL website.


                         AMCOL INTERNATIONAL CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                     (In thousands, except number of shares)


                             Nine months ended         Three months ended
                                September 30,             September 30,
                              2004          2003        2004          2003

    Net sales               $340,535      $272,186    $121,540       $99,466
    Cost of sales            257,013       205,001      91,502        74,101

      Gross profit            83,522        67,185      30,038        25,365

    General, selling and
     administrative expenses  53,557        44,646      18,414        15,423

      Operating profit        29,965        22,539      11,624         9,942

    Other income (expense):
      Interest expense, net     (587)         (293)       (197)          (91)
      Other income, net          (69)          271        (151)          107
                                (656)          (22)       (348)           16
      Income before income
       taxes and equity in
       income of minority
       interest and joint
       ventures               29,309        22,517      11,276         9,958
    Income taxes               8,974         7,656       3,295         3,387
      Income before equity
       in income of minority
       interest and joint
       ventures               20,335        14,861       7,981         6,571

    Income from minority
     interest and joint
     ventures                    805           410         336            61

      Net income             $21,140       $15,271      $8,317        $6,632


    Weighted average
     common shares
     outstanding          29,110,751    28,176,170  29,148,594    28,421,103
    Weighted average
     common and common
      equivalent shares
       outstanding        30,774,503    29,841,379  30,778,272    30,410,215

    Basic earnings per
     share                     $0.73         $0.54       $0.29         $0.23

    Diluted earnings per
     share                     $0.69         $0.51       $0.27         $0.22

    Dividends declared
     per share                $0.230        $0.110      $0.090        $0.040


                         AMCOL INTERNATIONAL CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                     (In thousands, except number of shares)


                                                 September 30,    December 31,
                                                     2004             2003
    ASSETS

    Cash                                           $12,860           $13,525
    Accounts receivable, net                        88,348            60,997
    Inventories                                     55,299            46,182
    Income tax receivable                                -             8,445
    Other current assets                            18,202             9,147

        Total current assets                       174,709           138,296

    Property, plant, equipment and mineral
     rights                                         87,163            86,996

    Investments in and advances to joint ventures   14,871            13,068
    Intangible assets                               17,701             6,978
    Other long-term assets                          13,659            13,439

                                                  $308,103          $258,777

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Notes payable                                      $63              $844
    Accounts payable                                19,529            20,365
    Income tax payable                               4,812                 -
    Accrued liabilities                             34,132            25,162

        Total current liabilities                   58,536            46,371

    Long-term debt                                  29,766             9,006

    Minority interest in subsidiaries                  123               116
    Other long-term obligations                     20,389            18,386

                                                    20,512            18,502

    Stockholders' equity                           199,289           184,898

                                                  $308,103          $258,777
    Common shares outstanding
        at the end of the period                29,344,254        29,107,746



                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                 (In thousands)

                                                        Nine months ended
                                                          September 30,
                                                     2004              2003

    Cash flows from operating activities:
       Net income                                  $21,140           $15,271
       Adjustments to reconcile net income
        to net cash  provided by operating
        activities:
         Depreciation, depletion, and amortization  14,342            13,572
         Increase in current assets                (29,001)          (23,590)
         Decrease (increase) in
          noncurrent assets                         (1,466)             (992)
         Increase in current liabilities             8,803            10,913
         Increase in noncurrent liabilities          1,737               804
         Other                                         914              (589)


         Net cash provided by operating
           activities                               16,469            15,389

    Cash flows from investing activities:
       Acquisition of land, depreciable
          and intangible assets                    (12,077)          (10,263)
       Acquisitions                                (13,335)           (2,957)
       Other                                           878               797

          Net cash used in investing activities    (24,534)          (12,423)

    Cash flows from financing activities:
       Net change in outstanding debt               16,024            (4,067)
       Dividends paid                               (6,731)           (3,107)
       Proceeds from exercise of stock options       1,222             1,794
       Purchases of treasury stock                  (2,879)           (1,593)

          Net cash used in financing activities      7,636            (6,973)

    Effect of foreign currency rate
     changes on cash                                  (236)            1,857

    Net increase (decrease) in cash and
     cash equivalents                                 (665)           (2,150)

    Cash and cash equivalents at
     beginning of period                            13,525            15,597

    Cash and cash equivalents at end of period     $12,860           $13,447


               AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                               SEGMENT RESULTS
                                 (Unaudited)
                            (Dollars in thousands)


    MINERALS               Quarter ended September 30,
                            2004              2003             2004 vs. 2003
                                                            $ Change  % Change

    Product sales    $60,603             $50,821
    Shipping revenue   6,513               4,390
    Net sales         67,116    100.0%    55,211    100.0%    11,905    21.6%
    Cost of sales
     - product        46,694              40,051
    Cost of sales
     - shipping        6,513               4,390
    Cost of sales     53,207     79.3%    44,441     80.5%
      Gross profit    13,909     20.7%    10,770     19.5%     3,139    29.1%
    General, selling
     and administrative
     exp.              5,811      8.7%     4,715      8.5%     1,096    23.2%
      Operating profit 8,098     12.1%     6,055     11.0%     2,043    33.7%


    ENVIRONMENTAL         Quarter ended September 30,
                            2004               2003           2004 vs. 2003
                                                              $Change %Change

    Product sales    $44,210             $35,064
    Shipping revenue   3,561               3,203
    Net sales         47,771    100.0%    38,267    100.0%     9,504    24.8%
    Cost of sales
     - product        29,293              21,593
    Cost of sales
     - shipping        3,561               3,203
    Cost of sales     32,854     68.8%    24,796     64.8%
       Gross profit   14,917     31.2%    13,471     35.2%     1,446    10.7%
    General, selling
     and administrative
     exp.              7,953     16.6%     6,300     16.5%     1,653    26.2%
      Operating profit 6,964     14.6%     7,171     18.7%      (207)   -2.9%


    TRANSPORTATION
                         Quarter ended September 30,
                           2004                2003            2004 vs. 2003
                                                              $Change % Change

    Net sales        $10,979    100.0%   $10,367    100.0%       612     5.9%
    Cost of sales      9,765     88.9%     9,243     89.2%
       Gross profit    1,214     11.1%     1,124     10.8%        90     8.0%
    General, selling
     and administrative
     exp.                691      6.3%       647      6.2%        44     6.8%
      Operating profit  $523      4.8%      $477      4.7%        46     9.6%


    CORPORATE
                           Quarter ended September 30,
                           2004             2003              2004 vs. 2003
                                                            $ Change % Change

    Intersegment
     shipping revenues  $(4,326)         $(4,379)
    Intersegment
     shipping costs      (4,326)          (4,379)
      Gross profit            -                -
    General, selling
     and administrative
     exp.                 3,045            2,802                 243     8.7%
    Nanocomposites          916              959                 (43)   -4.5%
      Operating loss    $(3,961)         $(3,761)               (200)   -5.3%



               AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                               SEGMENT RESULTS
                                 (Unaudited)
                            (Dollars in thousands)



    MINERALS             Nine months ended September 30,
                            2004               2003            2004 vs. 2003
                                                            $ Change  % Change
    Product sales   $180,045            $144,724
    Shipping revenue  17,543              14,206
    Net sales        197,588    100.0%   158,930    100.0%    38,658    24.3%
    Cost of sales
     - product       140,046             114,007
    Cost of sales
     - shipping       17,543              14,206
    Cost of sales    157,589     79.8%   128,213     80.7%
      Gross profit    39,999     20.2%    30,717     19.3%     9,282    30.2%
    General, selling
     and administrative
     exp.             16,228      8.2%    13,863      8.7%     2,365    17.1%
      Operating
       profit        $23,771     12.0%   $16,854     10.6%     6,917    41.0%


    ENVIRONMENTAL         Nine months ended September 30,
                            2004                2003           2004 vs. 2003
                                                            $ Change % Change
    Product sales   $115,683             $88,287
    Shipping revenue   8,605               7,382
    Net sales        124,288    100.0%    95,669    100.0%    28,619    29.9%
    Cost of sales
     - product        75,521              54,946
    Cost of sales
     - shipping        8,605               7,382
    Cost of sales     84,126     67.7%    62,328     65.1%
      Gross profit    40,162     32.3%    33,341     34.9%     6,821    20.5%
    General, selling
     and administrative
     exp.             23,967     19.3%    18,466     19.3%     5,501    29.8%
      Operating
       profit        $16,195     13.1%   $14,875     15.5%     1,320     8.9%


    TRANSPORTATION      Nine months ended September 30,
                           2004                2003             2004 vs. 2003
                                                              $Change % Change

    Net sales        $30,369    100.0%   $28,554    100.0%     1,815     6.4%
    Cost of sales     27,006     88.9%    25,427     89.0%
       Gross profit    3,363     11.1%     3,127     11.0%       236     7.5%
    General, selling
     and administrative
     exp.              2,003      6.6%     1,875      6.6%       128     6.8%
      Operating
       profit         $1,360      4.5%    $1,252      4.4%       108     8.6%


    CORPORATE         Nine months ended September 30,
                         2004                2003               2004 vs. 2003
                                                             $ Change % Change
    Intersegment
     shipping
     revenues       $(11,710)           $(10,967)
    Intersegment
     shipping costs  (11,710)            (10,967)
        Gross profit       -                   -
    General, selling
     and administrative
     exp.              8,639               7,535               1,104    14.7%
    Nanocomposites     2,722               2,907                (185)   -6.4%
      Operating
       loss         $(11,361)           $(10,442)               (919)   -8.8%


SOURCE  AMCOL International Corp.
    -0-                             10/18/2004
    /CONTACT: Jennifer Melsheimer, Investor Relations Manager, of AMCOL International Corp., +1-847-394-8730/
    /Web site:  http://www.amcol.com /
    (ACO)

CO:  AMCOL International Corp.
ST:  Illinois
IN:  CHM ENV
SU:  ERN CCA